SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)1

NETGEAR, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

64111Q104 (CUSIP Number)

August 13, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Blue Ridge Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Blue Ridge Offshore Master Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Blue Ridge Private Equity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON 00

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JAG Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON 00

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) JAG Offshore Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON 00

CUSIP No. 64111Q104	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John A. Griffin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 0 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 0 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1	(a).	Name of Issuer NETGEAR, Inc.

Item 1	(b).	Address of Issuer’s Principal Executive Office
4500 Great America Parkway Santa Clara, California 95054

Item 2	(a).	Name of Person Filing

This statement is filed by:

Blue Ridge Limited Partnership (“BRLP”).

Blue Ridge Offshore Master Limited Partnership (“BROMLP”).

Blue Ridge Private Equity Fund, LLC (“BRPEF”).

JAG Holdings, LLC (“JAG”).

JAG Offshore Holdings, LLC (“JAG Offshore”).

John A. Griffin (“Griffin”).

The foregoing persons are hereinafter sometimes collectively, referred to as the “Reporting Persons”

Item 2	(b).	Address of Principal Business Office or, if none, Residence:

The address of the business office of each of the Reporting Persons is:
660 Madison Avenue, 20th Floor New York, NY 10021

Item 2	(c).	Citizenship

BRLP is a limited partnership organized under the laws of the State of New York. BRPEF, JAG and JAG Offshore are limited liability companies organized under the laws of the State of New York. BROMLP is a limited partnership organized under the laws of the Cayman Islands. Griffin is a United States citizen.

Item 2	(d).	Title of Class of Securities
Common Stock, par value $0.001 per share.

Item 2	(e).	CUSIP Number

64111Q104

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

	(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

	(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.		Ownership

None of the Reporting Persons beneficially own shares of Common Stock of NetGear, Inc.

Item 5.		Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.		Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

August 13, 2004

BLUE RIDGE LIMITED PARTNERSHIP

By:	JAG Holdings LLC, as General Partner

By:	/s/ John A. Griffin
Name:	John A. Griffin
Title:	Managing Member

BLUE RIDGE OFFSHORE MASTER LIMITED PARTNERSHIP

By:	JAG Offshore Holdings LLC, as General Partner

By:	/s/ John A. Griffin
Name:	John A. Griffin
Title:	Managing Member

BLUE RIDGE PRIVATE EQUITY FUND, LLC

By:	JAG Holdings, LLC, as Managing Member

By:	/s/ John A. Griffin
Name:	John A. Griffin
Title:	Managing Member

JAG HOLDINGS, LLC

By:	/s/ John A. Griffin
Name:	John A. Griffin
Title:	Managing Member

JAG OFFSHORE HOLDINGS, LLC

By:	/s/ John A. Griffin
Name:	John A. Griffin
Title:	Managing Member

JOHN A. GRIFFIN

/s/ John A. Griffin